Exhibit 4.7

Agreed Form

WARRANT ASSUMPTION AGREEMENT

THIS WARRANT ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [__], 2023, by among Prime Number Acquisition I Corp., a Delaware corporation (“Company”), Prime Number Holding Limited, a Cayman Islands exempted PubCo limited by shares (“PubCo”), and VStock Transfer, LLC, a California limited liability company (the “Warrant Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Warrant Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Warrant Agent are parties to a certain Warrant Agreement, dated as of May 12, 2022 (the “Warrant Agreement”), pursuant to which Company issued warrants to purchase its shares of Class A common stock, par value $0.0001 per share (the “Warrants”);

WHEREAS, the Company entered into a Business Combination Agreement, dated as of December [__], 2022 (the “Business Combination Agreement”) with PubCo, Prime Number Acquisition Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo, the (“Merger Sub”), and certain other parties;

WHEREAS, pursuant to the Business Combination Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of PubCo;

WHEREAS, pursuant to the Business Combination Agreement, at the effective time of the Merger, each Warrant outstanding immediately prior to the effective time of the Merger shall be automatically converted into one warrant issued by PubCo (“PubCo Warrants”), and all such converted Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Warrant Agreement, except that they shall represent the right to acquire ordinary shares of PubCo, par value $0.0001 per share in lieu of shares of Class A common stock of the Company.

WHEREAS, Section 4.5 of the Warrant Agreement provides that, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Class A Common Stock) (a “Merger Event”), the Registered Holder of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A common stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event;

WHEREAS, pursuant to the Business Combination Agreement and the Warrant Agreement, PubCo desires to assume the obligations of the Company under the Warrant Agreement and the Warrants;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, PubCo, and the Warrant Agent covenant and agree for the benefit of the holders of Warrants as follows:

Article 1
EFFECT OF MERGER EVENT ON WARRANT TERMS

Section 1.01.        Warrant Terms. In accordance with Section 4.5 of the Warrant Agreement, at the effective time of the Merger, each Warrant that is outstanding as of the effective time of the Merger shall be exercisable, subject and pursuant to the terms of the Warrant Agreement, for one share of ordinary shares of PubCo for $11.50 per share.

Article 2
PUBCO ASSUMPTION

Section 2.01.        Assumption. PubCo hereby assumes the obligations of the Company under the Warrant Agreement and the Warrants.

Article 3
MISCELLANEOUS

Section 3.01.        Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Section 3.02.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Warrant Assumption Agreement to be duly executed as of the date first written above.

Prime Number Acquisition I Corp. as Company

By:
	Name:	Dongfeng Wang
	Title:	Director

Prime Number Holding Limited as PubCo

By:
	Name:	Dongfeng Wang
	Title:	Director

VStock Transfer, LLC as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]